Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

JAKKS Pacific, Inc.
Malibu California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8, Amendment No. 1 (Registration No. 333-101633) of our reports dated February 28, 2008, relating to the 2007 and 2006 consolidated financial statements and schedule of JAKKS Pacific, Inc., and the effectiveness of JAKKS Pacific, Inc.’s internal control over financial reporting as of December 31, 2007, appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO SEIDMAN, LLP
BDO Seidman, LLP
Los Angeles, California
February 28, 2008